SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 Date  of  Report
                       (Date of earliest event reported):
                                  May 26, 1998



                     MEADOWBROOK REHABILITATION GROUP, INC.
             (Exact name of registrant as specified in its charter)


      Delaware                       0-19726                    94-3022377
(State or other                  (Commission File         (I.R.S. Identification
 Employer jurisdiction of         Number)                  Number)
 incorporation)


              2000 Powell Street, Suite 1203, Emeryville, CA 94608
                    (Address of principal executive offices)


               Registrant's telephone number, including area code:

                                 (510) 420-0900








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Item 5.           Other Events

         On June 2, 1998, the Registrant announced that on May 26, 1998 its Board of Directors approved the disposition of its home health agencies in Colorado and Kansas and physical therapy clinics in Colorado. It is anticipated that the closing and/or sale of its operations will be completed by the current fiscal year ending June 30, 1998. These operations represent all of the Registrant's remaining operating businesses.

         Home   health   agencies   have    traditionally    received   Medicare
reimbursements based on actual reasonable allowable costs subject to per visit limitations. As a result of regulations adopted by the Health Care Financing Administration ("HCFA") effective July 1, 1998, such reimbursements will be subject to new aggregate annual per-beneficiary limitations. The decision to close its healthcare operations was prompted by the receipt on March 18, 1998, of Medicare's notice to the Registrant of the new per-beneficiary cost limits for each of our locations. These reimbursement amounts fall far below the Registrant's per-beneficiary operating expense. In order for the Registrant to decrease its operating losses and be able to retain as much capital as possible for its acquisition strategy, the Registrant decided to dispose of its operations.

         The estimated loss on the disposition of these facilities will include the writedown of property and equipment to market value, the writeoff of goodwill, closedown expenses and the anticipated operating losses through the disposition date. The Registrant is unable to estimate the amount of the anticipated loss, although it is expected to be material.

         A copy of the press release announcing the execution of the Agreement is attached as Exhibit 99.1 and is incorporated herein by reference.

Item  7.          Financial Statements and Exhibits

         (c)      Exhibits:

                  Exhibit 99.1 Press release dated June 2, 1998  announcing the disposition of its healthcare operations.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          MEADOWBROOK REHABILITATION GROUP, INC.


                                       By: /s/ Harvey Wm. Glasser, M.D.
                                           Harvey Wm. Glasser, M.D.
Dated:   June 5, 1998                      President and Chief Executive Officer